Exhibit 3
Stephen W. Bershad
November 20, 2009
VIA FACSIMILE AND OVERNIGHT DELIVERY
GSI Group Inc.
125 Middlesex Turnpike
Bedford, Massachusetts 01730
Attn: Corporate Secretary

Re:	Inspection of Books and Records
Dear Sir or Madam:
     I am the holder of record of 5,208,088 shares (the “Shares”) of common shares, no par value (the “Common Shares”), of GSI Group Inc., a New Brunswick corporation (the “Company”).
     On November 9, 2009, I delivered a Requisition of Meeting of Shareholders pursuant to the Business Corporations Act (New Brunswick) (the “Act”) and the Company’s By-law, requesting the Board call a meeting of shareholders for the purpose of electing directors (the “Special Meeting”).
     As the record owner of the Shares, I hereby demand, pursuant to Section 19 of the Act, during the usual hours for business, to inspect the following books, records and documents of the Company and to make copies or extracts therefrom:
     (a) a complete, alphabetically arranged list of the Company’s Shareholders of record, certified by its transfer agent(s) and/or registrar(s), showing the name, address and number of shares registered in the name of each such shareholder;
     (b) a magnetic computer tape list of the holders of the Common Shares, showing the name, address and number of shares registered in the name of each such holder, such computer processing data as is necessary for me to make use of such magnetic computer tape, and a hard copy printout of such magnetic computer tape for verification purposes;
     (c) all daily transfer sheets now or hereafter in the Company’s or its transfer agent’s possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their nominees, showing the changes in the list of shareholders of the Company referred to in item (a) above from the date hereof through the Record Date (as defined below);

     (d) all information and listings now or hereinafter in the Company’s or its transfer agent’s possession or control, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number, identity of, and shares held by the actual beneficial owners of the Common Shares, including, without limitation, banks, brokers, dealers and other financial institutions who own Common Shares for their own or their customers account, any holdings in the respective names of Cede & Co. and other similar depositories or nominees as well as any material request list provided by Broadridge Financial Solutions Inc., any omnibus proxies issued by such entities and all DTC Participant listings, and all such listings or other information which is in electronic form shall be provided to the undersigned or its agents simultaneously with the time it is made available to the Company or its agents, further, if the Company or its agents is authorized to have online access to the depository trust company security position listings then Georgeson, Inc., as my agent, shall be given equivalent access;
     (e) all information now or hereinafter in the Company’s possession or control or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their nominees, relating to the names of the non-objecting beneficial owners of the Common Shares (commonly referred to as a “NOBO” list) whose shares are held by brokers, dealers, banks, clearing agencies, voting trustees or their nominees in the format of a magnetic computer tape or cartridge file of such owners showing the name address and number of shares registered in the name of each such owner in descending balance order, such computer processing data as is necessary for me to make use of such magnetic computer tape or cartridge, and a hard copy printout of such magnetic computer tape or cartridge for verification purposes (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 and/or Rule 14b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));
     (f) all “respondent bank” lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Exchange Act;
     (g) a list of shareholders of the Company who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, 401(k), restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan in which voting of Common Shares under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s participants, showing (i) the name and address of each such participant, (ii) the number of shares of Common Shares attributable to each such participant in any such plan, and (iii) the method by which I or my agents may communicate with each such participant; and
     (h) a correct and complete copy of the bylaws of the Company, as in effect now and as amended from time to time, and any rules and regulations of the Company regarding the nomination and election of directors, shareholder proposals and the conduct of the Company’s meeting of shareholders.

     Each item is requested to be complete and correct as of the date delivered to me as well as any record date established, or to be established, for the upcoming Special Meeting or any other record date that may be established for any other meeting of shareholder in lieu thereof, or any postponement or adjournment thereof (the “Record Date”). In addition, I demand that modifications, additions and deletions to any and all information referred to in items (a) through (h) above be furnished to me as soon as such modifications, additions and deletions become available to the Company or its agents or representatives.
     The purpose of this demand is to enable me to communicate with the Company’s shareholders in connection with the election of directors at the Special Meeting and any other matters that may properly come before such meeting.
     I hereby designate and authorize Georgeson, Inc. and its partners, employees, agents and any other persons to be designated by them, acting singly or in any combination, to act as its agents and conduct the inspection and copying herein requested on our behalf. Please advise William P. Fiske (telephone (212) 440-9128) of Georgeson, Inc. as to when and where the items demanded above will be available. It is requested that the information identified above be made available as soon as it is available to the Company and, in any event, no later than November 30, 2009.

Very truly yours,
By:	/s/ Stephen W. Bershad
Stephen W. Bershad

cc:	Christopher Hewitt, Esq. Jones Day